EXHIBIT 99.1
                            [USA NETWORKS, INC. LOGO]



FOR IMMEDIATE RELEASE


               USA NETWORKS, INC., LYCOS AND TICKETMASTER ONLINE-
                      CITYSEARCH TERMINATE MERGER AGREEMENT


         NEW YORK, N.Y., WALTHAM, MA. AND PASADENA, CA. -- MAY 12, 1999 -- USA Networks, Inc. (NASDAQ: USAI), Lycos, Inc. (NASDAQ: LCOS), and Ticketmaster Online-CitySearch, Inc. (NASDAQ: TMCS) today jointly announced that they have agreed by mutual consent to terminate their merger agreement. Under the agreement signed on February 9, 1999, Lycos would have been combined with certain USAi assets and Ticketmaster-Online CitySearch, Inc. The option agreement between USA Networks and Lycos that was part of the merger agreement has also been terminated. The termination agreement requires Lycos to pay USAi and TMCS an aggregate of $35 million under certain circumstances if prior to July 15, 1999 Lycos enters into an agreement with respect to, or becomes subject to, certain acquisition proposals.

         In addition, subject to certain exceptions, USAi and TMCS each has agreed that until July 15, 1999, it will not acquire Lycos stock or make any proposals to acquire Lycos.

         Simultaneously with the termination of the agreement, USAi, TMCS and Lycos today announced an agreement whereby USAi, TMCS and Lycos are entering into a distribution and commerce relationship. As part of that continuing relationship, CitySearch will provide local content on Lycos' national network, Ticketmaster Online content will be featured on Lycos sites

                                  MEDIA RELEASE

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and ticket purchase links will be directed to the Ticketmaster Online-CitySearch site. The companies will explore options to engage in a cooperative program to develop a local commerce platform for the more than 15,000 businesses hosted by CitySearch and its partners. Additionally, the agreement provides for USAi and Lycos to exchange cross-promotional opportunities involving the Lycos sites and USAi's media assets.

ABOUT USA NETWORKS, INC.
USA Networks, Inc. is a diversified media and electronic commerce company with assets that include the following: USA Network; SCI FI Channel; Studios USA, which consists of first-run production and distribution, TV movies and miniseries and network production and development; USA Broadcasting; Home Shopping Network; Ticketmaster and USA Networks Interactive, which includes Internet Shopping Network, whose primary service is First Auction, and Hotel Reservation Network. The company also owns a controlling interest in Ticketmaster Online-CitySearch, Inc., a leading provider of local content and live ticketing in the world.

ABOUT LYCOS
Founded in 1995, Lycos, Inc. is a leading Web media company and owner of the Lycos Network, the most visited hub on the Internet reaching 51.8 percent of Web users. The Lycos Network is a unified set of Web sites that attracts a diverse audience by offering a variety of services, including leading Web navigation resources, homepage building and other Web community services and a comprehensive shopping center. The Lycos Network is composed of premium sites:
Lycos.com, Tripod, WhoWhere, Angelfire, MailCity, HotBot, HotWired, Wired News, Webmonkey, Suck.com and MyTime.com. Lycos.com (http://www.lycos.com), "Your Personal Internet Guide," is dedicated to helping each individual user locate, retrieve and manage information tailored to his or her personal interests. Headquartered near Boston in Waltham, Mass., Lycos, Inc. is a global Internet leader with a major presence throughout the U.S., Europe and Asia.

ABOUT TICKETMASTER ONLINE-CITYSEARCH, INC.
Ticketmaster Online-CitySearch (NASDAQ: TMCS) is an award-winning provider of locally-developed online information and transaction services relevant to people's everyday lives. CitySearch (www.citysearch.com) develops city guides that provide rich local information on arts and entertainment, recreation, shopping and community, and integrate transactions to help people get things done. Ticketmaster Online (www.ticketmaster.com) provides online ticketing through an exclusive agreement with Ticketmaster Corporation, the leading provider and distributor of event tickets, selling annually approximately 75 million tickets, representing gross receipts in excess of 2.5 billion dollars, for more than 250,000 events and 3,750 clients. CityAuction (www.cityauction.com) is a person-to-person online auction site that provides a time-saving way to buy and sell items in local and global marketplaces. These services provide a local portal that allows people to perform everyday activities online, from planning an evening

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out, to buying tickets, to local shopping. Ticketmaster Online-CitySearch is headquartered in Pasadena, California.

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(C)1999 Lycos, Inc. Lycos(R) is a registered trademark of Carnegie Mellon
University. All other product or service marks mentioned herein are those of Lycos or their respective owners. All rights reserved.